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Exhibit 12

GTE Hawaiian Telephone Company Incorporated and Subsidiaries

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


                                                                Years Ended December 31,
                                            -------------------------------------------------------------------
                                               1996       1995        1994       1993      1993(a)      1992
                                            --------   --------    --------   --------    ---------   ---------
Net earnings available for fixed charges:
  Income (loss) before extraordinary        $ 54,701   $ 37,901    $ 29,799   $ 43,175     $ (5,042)   $ 43,590
  charges
  Add - Income taxes (benefit)                23,850     15,023      12,613     20,193       (9,865)     24,228
      - Fixed charges                         45,556     46,063      41,328     36,327       36,327      34,214
                                            --------   --------    --------   --------     --------    --------

Adjusted earnings                           $124,107   $ 98,987    $ 83,740   $ 99,695     $ 21,420    $102,032
                                            ========   ========    ========   ========     ========    ========

Fixed charges:
  Interest expense                          $ 40,924   $ 41,789    $ 36,104   $ 31,660     $ 31,660    $ 29,214
  Portion of rent expense
     representing interest                     4,632      4,274       5,224      4,667        4,667       5,000
                                            --------   --------    --------   --------     --------    --------

Adjusted fixed charges                      $ 45,556   $ 46,063    $ 41,328   $ 36,327     $ 36,327    $ 34,214
                                            ========   ========    ========   ========     ========    ========
RATIO OF EARNINGS TO FIXED
  CHARGES                                       2.72       2.15        2.03       2.74           --        2.98


(a) Results for 1993 include an after-tax restructuring charge of approximately $48 million for the implementation of a re-engineering plan. Earnings were not adequate to cover fixed charges in 1993. The amount of such deficiency was $15 million for the year ended December 31, 1993.